                                                                      Exhibit 11
                                                                      ----------
               BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except for per share data)
                                  (Unaudited)


                                       Three months ended  Nine months ended
                                       September 30,       September 30,
                                       1996       1997     1996     1997
                                       ----       ----     ----     ----
NET INCOME PER COMMON SHARE - PRIMARY
Net income                             $   331  $   101  $   453  $   237
                                       =======  =======  =======  =======

Primary income per share:
Average common shares outstanding       12,587   14,372    6,864   13,284
Dilutive options and warrants              524      774      524      483
Other (1)                                    -        -    3,205        -
                                       -------  -------  -------  -------

Average common and common
 equivalent shares outstanding          13,111   15,146   10,593   13,767
                                       =======  =======  =======  =======

Net income per common
 share - Primary                       $  0.03  $  0.01  $  0.04  $  0.02
                                       =======  =======  =======  =======

NET INCOME PER COMMON SHARE - FULL DILUTION
Net income                             $   331  $   101  $   453  $   237
                                       =======  =======  =======  =======

Fully diluted income per share:
Average common shares outstanding       12,587   14,372    6,872   13,284
Dilutive options and warrants              548      782      548      611
Other (1)                                    -        -    3,205        -
                                       -------  -------  -------  -------

Average common and common
 equivalent shares outstanding          13,135   15,154   10,601   13,895
                                       =======  =======  =======  =======

Net income per common
 share - Full Dilution                 $  0.03  $  0.01  $  0.04  $  0.02
                                       =======  =======  =======  =======

(1)Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock and stock options issued during the twelve-month period preceding the date of the initial filing of the registration statement with an exercise price below the initial public offering price of $14.00 per share have been included in the calculation of common equivalent shares, using the Treasury stock method, as if they were outstanding for all periods presented.